PRESS RELEASE

Contact: Dalip Puri 203-573-2153

Chemtura Reports Third Quarter 2014 Financial Results
Third Quarter 2014 GAAP net earnings from continuing operations of $0.17 per diluted share and net earnings from continuing operations of $0.20 per diluted share on a managed basis
Share repurchase program has returned $287 million to shareholders year-to-date through October 27, 2014
Sale of Chemtura AgroSolutions expected to close on November 3, 2014
PHILADELPHIA, PA – October 28, 2014 – Chemtura Corporation, (NYSE / Euronext Paris: CHMT) (the “Company,” “Chemtura,” “We,” “Us” or “Our”) today announced financial results for the third quarter ended September 30, 2014. We also filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. For the third quarter of 2014, Chemtura reported net sales of $558 million and net earnings from continuing operations on a GAAP basis of $15 million, or $0.17 per diluted share. Net earnings from continuing operations on a managed basis were $18 million, or $0.20 per diluted share.
Third Quarter 2014 Financial Results
The discussion below includes financial information on both a GAAP and non-GAAP managed basis. We present managed basis financial information as management uses this information internally to evaluate and direct the performance of our operations and believes that managed basis financial information provides useful information to investors. A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.
The following is a summary of the quarter and nine months ended September 30, 2014 financial results from continuing operations on a GAAP basis:

(In millions, except per share data)	Third Quarters			Nine months ended September 30,
	2014	2013	% change	2014	2013	% change
Net sales	$558	$569	(2%)	$1,723	$1,687	2%
Operating income	$35	$27	30%	$109	$74	47%
Net earnings (loss)	$15	$(44)	134%	$68	$(35)	(a)
Net earnings (loss) - per diluted share	$0.17	$(0.45)	138%	$0.72	$(0.36)	(a)
(a) - Changes greater than 150% are not shown.
The following is a summary of the quarter and nine months ended September 30, 2014 financial results from continuing operations on a managed basis:

(In millions, except per share data)	Third Quarters			Nine months ended September 30,
	2014	2013	% change	2014	2013	% change
Net sales	$558	$569	(2%)	$1,723	$1,687	2%
Operating income	$32	$33	(3%)	$117	$124	(6%)
Net earnings	$18	$10	80%	$61	$52	17%
Net earnings - per diluted share	$0.20	$0.10	100%	$0.65	$0.52	25%
Adjusted EBITDA	$59	$59	—%	$200	$210	(5%)
Note: Expenses incurred in connection with the sale of our Chemtura AgroSolutions business on a managed basis were $7 million, or approximately $0.05 per diluted share in the third quarter of 2014, $1 million, or approximately $0.01 per diluted share in the third quarter of 2013, $18 million, or approximately $0.13 per diluted share in the nine months ended September 30, 2014 and $1 million, or approximately $0.01 per diluted share for the nine months ended September 30, 2013.

CEO Remarks
“In the third quarter, we delivered improvement over the third quarter of 2013, but that improvement was less than we had anticipated as increased volume in some applications was offset by weakness in others.” commented Mr. Craig A. Rogerson, Chairman, President and CEO of Chemtura. “Both of our Industrial segments increased their profitability year-over-year and Chemtura AgroSolutions’ profitability matched that in the third quarter of 2013 before the establishment of increased bad debt reserves primarily to address the specific circumstances of two customers. For the Company as a whole, excluding the $7 million of expense incurred in connection with the sale of our Chemtura AgroSolutions business, Adjusted EBITDA was $66 million compared on the same basis to $60 million in the third quarter of 2013. With the benefit of lower interest expense, a foreign exchange translation gain and lower share count, managed basis net earnings per diluted share, having excluded the same $7 million of expenses, net of tax, was $0.25 compared to $0.11 a year ago, more than a 100% improvement.”
“Our Industrial Engineered Products segment continued to benefit from customers adopting our Emerald Innovation™ 3000 product in substitution for the traditional HBCD flame retardant they use in styrene-based insulation foam applications,” noted Mr. Rogerson. “By the end of the quarter, the substitution to Emerald Innovation™ 3000 had reached approximately 80% of our historic annual HBCD volume.  We expect the vast majority of our customers to have switched by the end of the year. Volume for our bromine based products was lower than the third quarter of 2013. Sales of flame retardants used in electronic applications were in the aggregate at the same level as last year, due to higher volumes supplied to printed wiring board applications offset by reduced volumes supplied to electrical connector applications. Demand for flame retardants used in flexible foam applications was lower. We experienced disruptions in supply in the first two months of the quarter due to the Gaza conflict. While supply has been restored, the interruptions constrained our ability to benefit from demand in non-flame retardant applications. Compared to the second quarter of 2014, sales of bromine based products was down $12 million primarily due to lower demand for flame retardants used in electronic connector and foam applications. Sales prices were essentially flat on both a year-on-year and sequential basis, with no improvement over the current depressed levels in electronic applications. The quarter saw both year-over-year and sequential growth in clear brine fluids used in deep-well oil and gas applications.”
Mr. Rogerson continued. “Sales volumes of organometallic products used in polyolefin polymerization applications were down year-over-year, and sequentially, and pricing remained depressed due to excess industry capacity. With this further erosion of volume, organometallics reduced the Industrial Engineered Products segment Adjusted EBITDA for the quarter.”
“Our Industrial Performance Products segment saw year-over-year volume growth led by our urethane and PAO products,” observed Mr. Rogerson. “Selling price increases for the segment almost offset the impact of higher raw material costs. Compared to the second quarter of 2014, sales volume was also $13 million lower. Sales of intermediates and certain industrial synthetic lubricants as well as certain lubricant additives accounted for the decline. Some of this impact reflected seasonal demand.”
Mr. Rogerson noted, “Corporate expense on an Adjusted EBITDA basis for the quarter, excluding the $7 million of costs incurred in support of our Chemtura AgroSolutions sale process, was $9 million. There were no stranded costs in the quarter.”
Mr. Rogerson concluded, "In the third quarter of 2014, our share repurchase program continued its momentum and we repurchased 2.9 million shares of our common stock at a cost of $70 million. As of September 30, 2014, we had 87.8 million shares of common stock outstanding. We have continued our share repurchases in October and as of October 27, 2014, we have repurchased 12.1 million shares of our common stock in 2014 and now have 85.2 million shares of common stock outstanding. Of our cumulative share repurchase authorization of $391 million, we have now spent $382 million since the inception of our program."
Outlook
“The third quarter of 2014 has demonstrated that despite the success of many of our improvement initiatives, the impact of continuing weak demand conditions in some of the market applications we serve combined with the overhang of excess industry capacity in bromine and certain organometallics, restricts the achievement of our targeted performance,” commented Mr. Rogerson. “To insure we do meet our expected performance improvement in 2015, we are accelerating our initiatives to reduce our manufacturing costs. We are launching programs to eliminate approximately $50 million of our manufacturing costs compared to these costs in the last twelve months. We have demonstrated our ability to deliver on cost reduction in the actions we have taken to promptly eliminate stranded functional costs that arose as a result of our portfolio divestitures. We will now apply those skills to meet this accelerated manufacturing cost reduction program, managing what we know we can control. When combined with the benefits of growth from our investments in both innovation and manufacturing capacity as well as our commercial excellence programs, we will be able to deliver progressive performance improvement in 2015 without having to rely upon recovery in demand from markets such as electronics or an improvement in price levels."

"The fourth quarter will see us complete the transition to Chemtura being a pure play industrial specialty chemicals company with the closing of the sale of Chemtura AgroSolutions," continued Mr. Rogerson. "Industrial Performance products are expected to deliver improved year-on-year profitability which will result in a performance comparable to the third quarter of 2014. Industrial Engineered Products expects to deliver improved profitability compared to the third quarter of 2014 but does not expect to repeat the higher performance it delivered in the fourth quarter of 2013. We are positioned to quickly eliminate stranded costs arising from the sale of Chemtura AgroSolutions, but we will not complete the elimination of these costs in the fourth quarter of 2014. We do expect to have substantially completed the elimination of these costs by the end of the first quarter of 2015.”
Mr. Rogerson concluded, "With the sale of Chemtura AgroSolutions expected to close shortly, our Board of Directors has approved an authorization of up to $500 million to repurchase shares of our common stock under our share repurchase program using a substantial portion of the net proceeds of the sale. In addition, they have authorized the Company to make debt repayments of up to $250 million. These authorizations become effective upon the closing of the Chemtura AgroSolutions transaction."
Non-Operating Activities Reflected in Our Third Quarter Financial Results

•
On April 16, 2014, we entered into a Stock and Asset Purchase Agreement (the "SAPA") to sell our Chemtura AgroSolutions business to Platform Specialty Products Corporation ("Platform") for approximately $1 billion, comprising $950 million in cash, 2 million shares of Platform's common stock and the assumption of certain liabilities by Platform. The transaction is subject to customary purchase price adjustments, closing conditions and regulatory approvals and is anticipated to close on November 3, 2014. Under the terms of the SAPA, we will retain most of the property, plant and equipment used to manufacture products for the Chemtura AgroSolutions business and will continue to manufacture products for Platform under several supply agreements and a tolling agreement (collectively, the “supply agreements”) with minimum terms of two to four years. We evaluated the transaction and determined that it met the criteria in April 2014 to report the assets and liabilities of the Chemtura AgroSolutions business that form part of the transaction under the SAPA as assets held for sale. As of May 1, 2014, we ceased depreciation and amortization of the assets classified as held for sale. We also evaluated whether the transaction met the criteria to be presented as a discontinued operation. Due to the significance of the gross cash flows associated with the post-closing supply agreements with Platform, we concluded that the Chemtura AgroSolutions business does not meet the criteria to be presented as a discontinued operation. As a result, we will continue to present the results of operations of the Chemtura AgroSolutions business as one of our segments and continue to reflect the business in our net income from continuing operations. We incurred $7 million and $18 million of expenses for the quarter and nine months ended September 30, 2014, respectively ($24 million process-to-date in our corporate segment), related to the sale of this business.

•
In September 2014, we terminated the Business Transfer Agreement, announced in September 2012, with Solaris ChemTech Industries Limited (“Solaris ChemTech”), an Indian Company, and Avantha Holdings Limited, an Indian Company and the parent company of Solaris ChemTech due to the inability to satisfy certain conditions precedent to the closing and the changes in bromine market conditions since 2012. Neither party incurred any early termination penalties.

Third Quarter 2014 Business Segment Highlights

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Industrial Performance Products’ net sales increased $5 million or 2% as a result of a $3 million increase in sales volume and $2 million from higher selling prices. Operating income on a managed basis increased $2 million or 8% in the third quarter of 2014 to $28 million, reflecting the benefit of the sales volume increases and product mix changes of $2 million, higher selling prices of $2 million, favorable manufacturing costs and variances of $2 million and a decrease in other costs of $2 million, partly offset by higher raw material costs of $4 million and higher selling, general and administrative costs ("SG&A") and research and development costs ("R&D") (collectively, "SGA&R") costs of $2 million. Operating income on a GAAP basis in the third quarter of 2013 of $24 million included $2 million for accelerated recognition of asset retirement obligations. Sales increased primarily due to increased selling prices and improved mix for petroleum additives products and improved customer demand for our urethane products.  The improved demand for urethanes products was driven by oil and gas applications.  Increases in selling prices were offset with higher raw material costs. Additionally, Industrial Performance Products saw an improvement in manufacturing costs at our plants which was offset with unfavorable inventory adjustments and higher SGA&R costs primarily associated with our investment in business excellence initiatives.

•
Industrial Engineered Products’ net sales decreased $10 million or 5% reflecting an $11 million decrease in sales volume, partly offset by $1 million in higher selling prices. Operating income on a managed basis increased $5 million in the third quarter of 2014 to $6 million, reflecting favorable manufacturing costs and variances of $2 million, lower charges for excess inventory of $5 million and lower raw material costs of $4 million, partly offset by lower sales volume and product mix changes of $6 million. Operating income on a GAAP basis in the third quarter of 2014 of $5 million included $1 million for accelerated recognition of asset retirement obligations. Net sales reflected lower sales volumes primarily due to market demand for electronic connectors and flexible foam applications, and excess polyolefin catalysts industry capacity as well as the seasonal timing of fumigant sales. These volume decreases were offset in part by continued adoption of our Emerald Innovation TM 3000 product as customers continue to switch to this "greener" alternative from the traditional HBCD flame retardant used in styrene based insulation foam applications and increased demand for our tin specialty products. Selling prices showed some improvement which was almost entirely offset by unfavorable foreign currency translation. SGA&R increased slightly from the previous year's third quarter due to higher advocacy costs associated with our flame retardant products and our business excellence initiatives.

•
Chemtura AgroSolutions’ net sales decreased $6 million or 5% resulting from $7 million in lower sales volume and $2 million in unfavorable foreign currency translation, partly offset by $3 million in higher selling prices. Operating income decreased $4 million in the third quarter of 2014 to $20 million. The decrease in operating income reflected an increase in bad debt reserves of $5 million, higher manufacturing costs of $3 million, higher raw material costs of $2 million and unfavorable foreign currency translation of $2 million, partly offset by higher selling prices of $3 million, favorable sales volume and product mix changes of $2 million and a decrease in other costs of $3 million. We experienced a lower volume partly due to timing related to obtaining sales earlier in 2014 than in 2013 and partly due to a temporary supply issue related to miticide products in North America and Asia. We saw a modest gain in selling prices which were partly offset by the effects of unfavorable foreign currency translation. The increase in bad debt reserves related to certain customers in Brazil and Kazakhstan.

•
Corporate expenses for the third quarter of 2014 decreased by $1 million to $18 million compared with $19 million in 2013. Corporate expenses included amortization expense related to intangible assets and depreciation expense of $4 million for the third quarters of 2014 and 2013 and non-cash stock compensation expense of $2 million for the third quarters of 2014 and 2013. The third quarter of 2014 reflected that the stranded costs related to the Consumer Products business which we sold in 2013 had been eliminated and an adjustment related to a UK pension matter, offset by an increase of $6 million in project expenses associated with the sale of our Chemtura AgroSolutions business. Stranded costs related to the Consumer Products business was $5 million for the third quarter of 2013. In the third quarter of 2013, our Corporate segment included $3 million of amortization expense related directly to our Consumer Products business, which has now been presented in earnings from discontinued operations, net of tax for that period.

Third Quarter 2014 Results – GAAP

•
Consolidated net sales of $558 million for the third quarter of 2014 were $11 million or 2% lower than the third quarter of 2013 driven by lower sales volume of $15 million and unfavorable foreign currency translation of $2 million, offset by higher selling prices of $6 million.

•
Gross profit for the third quarter of 2014 was $134 million, an increase of $13 million compared with the third quarter of 2013. Gross profit as a percentage of net sales increased to 24% as compared with 21% in the same quarter in 2013. The increase in gross profit was due to favorable manufacturing costs and variances of $6 million, higher selling prices of $6 million, a decrease in charges for excess inventory of $5 million and a decrease in other net costs of $2 million, partly offset by higher raw material costs of $2 million, unfavorable sales volume and product mix changes of $2 million and unfavorable foreign currency translation of $2 million.

•
Operating income for the third quarter of 2014 increased $8 million to $35 million compared with $27 million for the third quarter of 2013. The increase was primarily due to a $13 million increase in gross profit, a $4 million adjustment related to a UK pension matter in 2014 and a $3 million decrease in facility closures, severance and related costs, partly offset by a $6 million increase in expenses associated with the sale of our Chemtura AgroSolutions business, a $5 million increase in bad debt reserves and a $1 million increase in other costs.

•
Included in the computation of operating income for the third quarters of 2014 and 2013 was $3 million of stock-based compensation expense. Stock-based compensation expense is expected to approximate $14 million in 2014.

•
Interest expense was $12 million during the third quarter of 2014 which was $2 million lower than 2013, primarily as a result of our debt refinancing activities during the second half of 2013 and the repayment of $110 million on our Term Loan in January 2014.

•
Other income, net was $4 million in the third quarter of 2014 compared with other expense, net of $4 million in the third quarter of 2013. Other income (expense), net primarily reflects foreign exchange gains or losses.

•	The income tax expense in the third quarter of 2014 was $12 million compared with expense of $3 million in the third quarter of 2013.

•
Net earnings from continuing operations for the third quarter of 2014 was $15 million, or $0.17 per diluted share, compared with a loss of $44 million, or $0.45 per diluted share, for the third quarter of 2013.

•	Earnings from discontinued operations, net of tax for the third quarter of 2013 was $7 million, or $0.07 per diluted share, which represents the Consumer Products business.

•	The loss on sale of discontinued operations, net of tax for the third quarter of 2013, was $3 million, or $0.03 per diluted share, related to the sale of the Antioxidant business.
Third Quarter 2014 Results - Managed Basis

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On a managed basis, third quarter 2014 gross profit was $135 million compared with $121 million in the same period last year. Gross profit as a percentage of net sales increased to 24% as compared with 21% in the same quarter of 2013. The increase in gross profit was primarily due to favorable manufacturing costs and variances and higher selling prices, partly offset by higher raw material costs and unfavorable sales volume and product mix changes.

•
On a managed basis, third quarter 2014 operating income was $32 million compared with $33 million in the same period last year. The decrease in operating income primarily reflected an increase of $6 million in expenses associated with the sale of our Chemtura AgroSolutions business and an increase in bad debt reserves, partly offset by an increase in gross profit.

•
Adjusted EBITDA in the third quarters of 2014 and 2013 were $59 million (see the tables attached to this earnings release for a reconciliation of operating income to Adjusted EBITDA). Excluding the $7 million and $1 million in the third quarters of 2014 and 2013, respectively, of expenses related to the sale of Chemtura AgroSolutions, Adjusted EBITDA in the third quarter of 2014 would have been $66 million compared on the same basis to $60 million in the third quarter of 2013. The increase in Adjusted EBITDA was principally driven by higher gross profit. Adjusted EBITDA for the last twelve months decreased from $275 million at December 31, 2013 to $265 million at September 30, 2014. Excluding $1 million in the third quarter of 2013, $5 million in the fourth quarter of 2013 and $18 million in 2014 of expenses related to the sale of Chemtura AgroSolutions, Adjusted EBITDA would have been $288 million and $281 million for the twelve months ended September 30, 2014 and December 31, 2013, respectively.

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Net earnings from continuing operations before income taxes on a managed basis in the third quarters of 2014 and 2013 were $24 million and $15 million, respectively, and excluded pre-tax GAAP adjustments of $3 million and $56 million, respectively. These adjustments are primarily related to loss on early extinguishment of debt, facility closures, severance and related costs, accelerated recognition of asset retirement obligations and legal matters.

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Chemtura has chosen to apply an estimated tax rate to our managed basis pre-tax income to simplify for investors the comparison of underlying operating performance. In 2013, we applied an estimated managed basis tax rate of 31% reflecting the expected performance of our core operations in 2013. In 2014, we are continuing to apply an estimated managed basis tax rate of 31% until such time as we have evaluated the impact the sale of Chemtura AgroSolutions will have on our managed basis tax rate. We will reevaluate this rate upon closing the sale of our Chemtura AgroSolutions business. The estimated managed basis tax rate reflects (i) the impact of the adjustments made in the preparation of pre-tax managed basis income; (ii) the exclusion of the benefit or charge arising from the creation or release of valuation allowances on U.S. income; (iii) the utilization of foreign tax credits generated in the current year; and (iv) the conclusion that we will indefinitely re-invest the majority of the earnings of our foreign subsidiaries in our international operations. We will continue to monitor our estimated managed basis tax rate and may modify it based on changes in the composition of our taxable income and in tax rates around the world.

Cash Flows Details - GAAP

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Net cash provided by operating activities for the third quarter of 2014 was $9 million as compared with $136 million for the third quarter of 2013. Net cash used in operating activities for the nine months ended September 30, 2014 was $23 million compared with net cash provided by operating activities of $59 million for the nine months ended September 30, 2013. The third quarter of 2013 benefited from having the seasonal return of working capital related to the Consumer Products business which was sold in the fourth quarter of 2013. In addition, working capital usage has been higher in 2014 primarily due to the growth in net sales by the Chemtura AgroSolutions segment which has increased both accounts receivable and inventory.

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Capital expenditures for the third quarters of 2014 and 2013 were $30 million and $37 million, respectively. Capital expenditures for the nine months ended September 30, 2014 and 2013 were $78 million and $124 million, respectively. The decrease was primarily related to capital projects at our Nantong, China and Ankerweg, The Netherlands facilities which were substantially completed throughout 2013.

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Cash income taxes paid (net of refunds) for the third quarters of 2014 and 2013 were $18 million and $8 million, respectively. Cash income taxes paid (net of refunds) for the nine months ended 2014 and 2013 were $28 million and $15 million, respectively.

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During the third quarter of 2014, we repurchased 2.9 million shares of our common stock at a cost of $70 million. As of September 30, 2014, the remaining authorization under our share repurchase program was approximately $68 million. We have continued to repurchase shares of common stock in October and as of October 27, 2014, the remaining authorization was $9 million and we now have approximately 85.2 million shares of common stock outstanding.

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Our total debt was $804 million as of September 30, 2014 compared with $800 million as of June 30, 2014 and $898 million as of December 31, 2013. Cash and cash equivalents from continuing operations decreased to $145 million as of September 30, 2014 compared with $235 million as of June 30, 2014 and $549 million as of December 31, 2013. The decrease from June 30, 2014 was primarily the result of repurchases of shares of common stock. The decrease from December 31, 2013 was primarily the result of repurchases of shares of common stock and a repayment of our Term Loan.

•	Total debt less cash and cash equivalents was $659 million, $565 million and $349 million as of September 30, 2014, June 30, 2014 and December 31, 2013, respectively.
Third Quarter Earnings Q&A Teleconference
Copies of this release, as well as informational slides, will be available on the Investor Relations section of our Web site at www.chemtura.com. We will host a teleconference to review these results at 9:00 a.m. (EDT) on Wednesday, October 29, 2014. Interested parties are asked to dial in approximately 10 minutes prior to the start time. The call-in number for U.S. based participants is (877) 494-3128 and for all other participants is (404) 665-9523. The conference ID code is 11054168.
Replay of the call will be available for thirty days, starting at 12 p.m. (EDT) on Wednesday, October 29, 2014. To access the replay, call toll-free (855) 859-2056, (800) 585-8367, or (404) 537-3406, and enter access code 11054168. An audio webcast of the call can be accessed via the link below during the time of the call:
http://www.media-server.com/m/p/wvmhguym
Chemtura Corporation, with 2013 net sales of $2.2 billion 1, is a global manufacturer and marketer of specialty chemicals and agrochemicals. Additional information concerning us is available at www.chemtura.com.
1 2013 net sales of $2.2 billion reflects discontinued operations treatment for the sale of Chemtura’s Antioxidants and Consumer Products businesses.
Managed Basis Financial Measures
The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Our managed basis financial measures consist of adjusted results of operations that exclude certain expenses, gains and losses that may not be indicative of our core operations. Excluded items include costs associated with the bankruptcy reorganization; facility closures, severance and related costs; gains and losses on sale of businesses and assets; increased depreciation due to the change in useful life of assets; unusual and non-recurring settlements; accelerated recognition of asset retirement obligations: impairment charges; changes in our pension plans as a result of dispositions, merger or significant plan amendments, and the release of cumulative translation adjustments upon the complete or substantial liquidation of any majority-owned entity. They also include the computation of Adjusted EBITDA. In addition to the managed basis financial measures discussed above, we have applied a managed basis effective income tax rate to our managed basis income before taxes. Our managed basis tax rate of 31% in 2014 and 2013 represents refined estimated tax rates for our core operations to simplify comparison of underlying operating performance. Our projected managed basis tax rate for 2014 is lower than 31%. However, as we will need to subsequently revise our tax rate to reflect the sale of our Chemtura AgroSolutions business, we will defer revising the rate to avoid two potential changes in one year and to assist investors with the comparability of our reported managed basis results. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables. We believe that such managed basis financial measures provide useful information to investors and may assist them in evaluating our underlying performance and identifying operating trends. In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of our operations. While we believe that such measures are useful in evaluating our performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and may not provide a comparable view of our performance relative to other companies in similar industries.
Forward-Looking Statements
This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.
Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	The cyclical nature of the global chemicals industry;

•	Increases in the price of raw materials or energy and our ability to recover cost increases through increased selling prices for our products;

•	Disruptions in the availability of raw materials or energy;

•	Our ability to implement our growth strategies in rapidly growing markets and faster growing regions;

•	Our ability to execute timely upon our portfolio management strategies and mid and long range business plans;

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The receipt of governmental and other approvals associated with the sale of the Chemtura AgroSolutions business and the successful fulfillment of all other closing conditions for such a transaction without unexpected delays or conditions;

•	The successful closing of the sale of the Chemtura AgroSolutions business and the separation of that business from the rest of our businesses;

•	Declines in general economic conditions;

•	The ability to comply with product registration requirements of regulatory authorities, including the U.S. Food and Drug Administration (the “FDA”) and European Union REACh legislation;

•	The effect of adverse weather conditions;

•	Demand for Chemtura AgroSolutions segment products being affected by governmental policies;

•	Current and future litigation, governmental investigations, prosecutions and administrative claims;

•	Environmental, health and safety regulation matters;

•	Federal regulations aimed at increasing security at certain chemical production plants;

•	Significant international operations and interests;

•	Our ability to maintain adequate internal controls over financial reporting;

•	Exchange rate and other currency risks;

•	Our dependence upon a trained, dedicated sales force;

•	Operating risks at our production facilities;

•	Our ability to protect our patents or other intellectual property rights;

•	Whether our patents may provide full protection against competing manufacturers;

•	Our ability to remain technologically innovative and to offer improved products and services in a cost-effective manner;

•	Our ability to reduce the risks of cyber incidents and protect our information technology;

•	Our unfunded and underfunded defined benefit pension plans and post-retirement welfare benefit plans;

•	Risks associated with strategic acquisitions and divestitures;

•	Risks associated with possible climate change legislation, regulation and international accords;

•	The ability to support the carrying value of the goodwill and long-lived assets related to our businesses;

•	Whether we repurchase any additional shares of our common stock that our Board of Directors has authorized us to purchase and the terms on which any such repurchases are made; and

•	Other risks and uncertainties described in our filings with the Securities and Exchange Commission, including Item 1A, Risk Factors, in our Annual Report on Form 10-K.
These statements are based on our estimates and assumptions and on currently available information. Our forward-looking statements include information concerning possible or assumed future results of operations, and our actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. We undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in our operations.

CHEMTURA CORPORATION
Index of Financial Statements and Schedules

Page

Financial Statements

Consolidated Statements of Operations (Unaudited) -
Quarters and nine months ended September 30, 2014 and 2013	9

Consolidated Statements of Comprehensive Income (Loss) (Unaudited) -
Quarters and nine months ended September 30, 2014 and 2013	10

Consolidated Balance Sheets - September 30, 2014 (Unaudited) and December 31, 2013	11

Condensed Consolidated Statements of Cash Flows (Unaudited) -
Nine months ended September 30, 2014 and 2013	12

Segment Net Sales and Operating Income (Unaudited) -
Quarters and nine months ended September 30, 2014 and 2013	13

Supplemental Schedules

Major Factors Affecting Net Sales and Operating Results (Unaudited) -
Quarter and nine months ended September 30, 2014 versus 2013	14

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited) -
Quarters ended September 30, 2014 and 2013	15

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited) -
Nine months ended September 30, 2014 and 2013	16

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited) -
Quarters ended September 30, 2014 and 2013	17

GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited) -
Nine months ended September 30, 2014 and 2013	18

CHEMTURA CORPORATION
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarters ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net sales	$558	$569	$1,723	$1,687
Cost of goods sold	424	448	1,311	1,310
Gross profit	134	121	412	377
Gross profit %	24%	21%	24%	22%
Selling, general and administrative	65	58	192	169
Depreciation and amortization	24	24	77	76
Research and development	10	9	28	27
Facility closures, severance and related costs	—	3	6	28
Equity loss	—	—	—	3
Operating income	35	27	109	74
Interest expense	(12)	(14)	(35)	(45)
Loss on early extinguishment of debt	—	(50)	—	(50)
Other income (expense), net	4	(4)	5	11
Reorganization items, net	—	—	(1)	(1)
Earnings (loss) from continuing operations before income taxes	27	(41)	78	(11)
Income tax expense	(12)	(3)	(10)	(24)
Earnings (loss) from continuing operations	15	(44)	68	(35)
Earnings from discontinued operations, net of tax	—	7	1	28
Loss on sale of discontinued operations, net of tax	—	(3)	(9)	(149)
Net earnings (loss)	$15	$(40)	$60	$(156)
Basic per share information:
Earnings (loss) from continuing operations, net of tax	$0.17	$(0.45)	$0.73	$(0.36)
Earnings from discontinued operations, net of tax	—	0.07	0.01	0.29
Loss on sale of discontinued operations, net of tax	—	(0.03)	(0.10)	(1.52)
Net earnings (loss)	$0.17	$(0.41)	$0.64	$(1.59)
Diluted per share information:
Earnings (loss) from continuing operations, net of tax	$0.17	$(0.45)	$0.72	$(0.36)
Earnings from discontinued operations, net of tax	—	0.07	0.01	0.29
Loss on sale of discontinued operations, net of tax	—	(0.03)	(0.10)	(1.52)
Net earnings (loss)	$0.17	$(0.41)	$0.63	$(1.59)
Weighted average shares outstanding - Basic	89.4	97.5	92.9	98.1
Weighted average shares outstanding - Diluted	90.7	97.5	94.3	98.1

CHEMTURA CORPORATION
Consolidated Statements of Comprehensive Income (Loss) (Unaudited)
(In millions)

	Quarters ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net earnings (loss)	$15	$(40)	$60	$(156)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(45)	25	(39)	(16)
Unrecognized pension and other post-retirement benefit costs	4	5	8	142
Comprehensive (loss) income	$(26)	$(10)	$29	$(30)

CHEMTURA CORPORATION
Consolidated Balance Sheets
(In millions)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$145	$549
Accounts receivable, net	258	234
Inventories, net	343	346
Other current assets	137	151
Assets held for sale	326	245
Total current assets	1,209	1,525
NON-CURRENT ASSETS
Property, plant and equipment, net	707	717
Goodwill	175	179
Intangible assets, net	104	114
Other assets	184	169
Total Assets	$2,379	$2,704

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings	$11	$117
Accounts payable	164	148
Accrued expenses	163	176
Income taxes payable	17	5
Liabilities held for sale	68	38
Total current liabilities	423	484
NON-CURRENT LIABILITIES
Long-term debt	793	781
Pension and post-retirement health care liabilities	204	246
Other liabilities	142	194
Total liabilities	1,562	1,705
STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	4,376	4,375
Accumulated deficit	(2,965)	(3,025)
Accumulated other comprehensive loss	(311)	(280)
Treasury stock	(285)	(73)
Total Chemtura stockholders' equity	816	998
Total Non-controlling interest	1	1
Total stockholders' equity	817	999
Total Liabilities and Stockholders' Equity	$2,379	$2,704

CHEMTURA CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Nine months ended September 30,
Increase (decrease) to cash	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$60	$(156)
Adjustments to reconcile net earnings (loss) to net cash (used in) provided by operating activities:
Loss on sale of discontinued operations	9	149
Release of translation adjustment from liquidation of entities	—	(15)
Loss on early extinguishment of debt	—	50
Depreciation and amortization	77	93
Stock-based compensation expense	10	11
Equity loss	—	1
Changes in assets and liabilities, net	(179)	(74)
Net cash (used in) provided by operating activities	(23)	59
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from divestments, net of transaction costs	23	91
Payments for acquisitions	—	(3)
Capital expenditures	(78)	(124)
Net cash used in investing activities	(55)	(36)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from 2021 Senior Notes	—	450
Payments on 2018 Senior Notes, includes premium on tendering of notes	—	(395)
Payments on Term Loan	(110)	(102)
Proceeds from other long-term borrowings	17	27
Payments on other long-term borrowings	(3)	(3)
Payments on other short-term borrowings, net	(1)	(1)
Common shares acquired	(227)	(50)
Payment for debt issuance costs	—	(8)
Proceeds from exercise of stock options	8	6
Net cash used in financing activities	(316)	(76)
CASH
Effect of exchange rates on cash and cash equivalents	(10)	(1)
Change in cash and cash equivalents	(404)	(54)
Cash and cash equivalents at beginning of period	549	365
Cash and cash equivalents at end of period	$145	$311

CHEMTURA CORPORATION
Segment Net Sales and Operating Income (Unaudited)
(In millions)

	Quarters ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
NET SALES
Petroleum additives	$169	$168	$523	$519
Urethanes	78	74	230	218
Industrial Performance Products	247	242	753	737
Bromine based & related products	157	166	491	485
Organometallics	41	42	125	123
Industrial Engineered Products	198	208	616	608
Chemtura AgroSolutions	113	119	354	342
Total net sales	$558	$569	$1,723	$1,687
OPERATING INCOME
Industrial Performance Products	$28	$24	$81	$84
Industrial Engineered Products	5	1	17	34
Chemtura AgroSolutions	20	24	78	69
Segment operating income	53	49	176	187
General corporate expense, including amortization	(18)	(19)	(61)	(85)
Facility closures, severance and related costs	—	(3)	(6)	(28)
Total operating income	$35	$27	$109	$74

CHEMTURA CORPORATION
Major Factors Affecting Net Sales and Operating Results (Unaudited)
Quarter and nine months ended September 30, 2014 versus 2013
(In millions)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Quarter ended September 30,		Nine months ended September 30,
	Net Sales	Earnings (loss) from continuing operations before income taxes	Net Sales	Earnings (loss) from continuing operations before income taxes
2013	$569	$(41)	$1,687	$(11)
2013 Environmental reserves	—	—	—	21
2013 UK pension benefit matter	—	—	—	(2)
2013 Accelerated recognition of asset retirement obligations	—	2	—	2
2013 Accelerated depreciation of property, plant and equipment	—	1	—	1
2013 Facility closures, severance and related costs	—	3	—	28
2013 Loss on early extinguishment of debt	—	50	—	50
2013 Reclass of translation adjustments from liquidation of entities	—	—	—	(15)
2013 Reorganization items, net	—	—	—	1
	569	15	1,687	75
Changes in selling prices	6	6	2	2
Unit volume and mix	(15)	(2)	36	20
Foreign currency impact - operating income	(2)	(2)	(2)	(3)
Raw materials and energy costs impact	—	(2)	—	(2)
Manufacturing cost impacts	—	6	—	(3)
Distribution cost impact	—	—	—	(4)
Changes in SGA&R, excluding foreign exchange impact	—	(11)	—	(26)
Changes in depreciation and amortization expense	—	(1)	—	2
Changes in equity loss	—	—	—	3
Lower interest expense	—	2	—	10
Foreign currency impact - other income, net	—	9	—	8
Other	—	4	—	5
	558	24	1,723	87
2014 UK pension benefit matter	—	4	—	4
2014 Other non-recurring charges	—	—	—	(1)
2014 Accelerated recognition of asset retirement obligations	—	(1)	—	(1)
2014 Accelerated depreciation of property, plant and equipment	—	—	—	(4)
2014 Facility closures, severance and related costs	—	—	—	(6)
2014 Reorganization items, net	—	—	—	(1)
2014	$558	$27	$1,723	$78

CHEMTURA CORPORATION
GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarter ended September 30, 2014			Quarter ended September 30, 2013
	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis
Net sales	$558	$—	$558	$569	$—	$569
Cost of goods sold	424	(1)	423	448	—	448
Gross profit	134	1	135	121	—	121
Gross profit %	24%		24%	21%		21%
Selling, general and administrative	65	4	69	58	(2)	56
Depreciation and amortization	24	—	24	24	(1)	23
Research and development	10	—	10	9	—	9
Facility closures, severance and related costs	—	—	—	3	(3)	—
Operating income	35	(3)	32	27	6	33
Interest expense	(12)	—	(12)	(14)	—	(14)
Loss on early extinguishment of debt	—	—	—	(50)	50	—
Other income (expense), net	4	—	4	(4)	—	(4)
Earnings (loss) from continuing operations before income taxes	27	(3)	24	(41)	56	15
Income tax expense	(12)	6	(6)	(3)	(2)	(5)
Earnings (loss) from continuing operations	15	3	18	(44)	54	10
Earnings from discontinued operations, net of tax	—	—	—	7	(7)	—
Loss on sale of discontinued operations, net of tax	—	—	—	(3)	3	—
Net earnings (loss)	$15	$3	$18	$(40)	$50	$10
Basic per share information:
Earnings (loss) from continuing operations, net of tax	$0.17		$0.20	$(0.45)		$0.10
Earnings from discontinued operations, net of tax	—		—	0.07		—
Loss on sale of discontinued operations, net of tax	—		—	(0.03)		—
Net earnings (loss)	$0.17		$0.20	$(0.41)		$0.10
Diluted per share information:
Earnings (loss) from continuing operations, net of tax	$0.17		$0.20	$(0.45)		$0.10
Earnings from discontinued operations, net of tax	—		—	0.07		—
Loss on sale of discontinued operations, net of tax	—		—	(0.03)		—
Net earnings (loss)	$0.17		$0.20	$(0.41)		$0.10
Weighted average shares outstanding - Basic	89.4		89.4	97.5		97.5
Weighted average shares outstanding - Diluted	90.7		90.7	97.5		98.7
Managed Basis Adjustments consist of the following:
UK pension benefit matter		$(4)			$—
Accelerated recognition of asset retirement obligation		1			2
Accelerated depreciation of property, plant and equipment		—			1
Facility closures, severance and related costs		—			3
Loss on early extinguishment of debt		—			50
Pre-tax		(3)			56
Adjustment to apply a Managed Basis effective tax rate		6			(2)
Earnings from discontinued operations, net of tax		—			(7)
Loss on sale of discontinued operations, net of tax		—			3
After-tax		$3			$50
Adjusted EBITDA consists of the following:
Operating income - GAAP			$35			$27
UK pension benefit matter			(4)			—
Accelerated recognition of asset retirement obligation			1			2
Accelerated depreciation of property, plant and equipment			—			1
Facility closures, severance and related costs			—			3
Operating income - Managed Basis			32			33
Depreciation and amortization - Managed Basis			24			23
Non-cash stock-based compensation expense			3			3
Adjusted EBITDA			$59			$59

CHEMTURA CORPORATION
GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Nine months ended September 30, 2014			Nine months ended September 30, 2013
	GAAP	Managed Basis Adjustments	Managed Basis	GAAP	Managed Basis Adjustments	Managed Basis
Net sales	$1,723	$—	$1,723	$1,687	$—	$1,687
Cost of goods sold	1,311	(2)	1,309	1,310	(21)	1,289
Gross profit	412	2	414	377	21	398
Gross profit %	24%		24%	22%		24%
Selling, general and administrative	192	4	196	169	—	169
Depreciation and amortization	77	(4)	73	76	(1)	75
Research and development	28	—	28	27	—	27
Facility closures, severance and related costs	6	(6)	—	28	(28)	—
Equity loss	—	—	—	3	—	3
Operating income	109	8	117	74	50	124
Interest expense	(35)	—	(35)	(45)	—	(45)
Loss on early extinguishment of debt	—	—	—	(50)	50	—
Other income (expense), net	5	—	5	11	(15)	(4)
Reorganization items, net	(1)	1	—	(1)	1	—
Earnings (loss) from continuing operations before income taxes	78	9	87	(11)	86	75
Income tax expense	(10)	(16)	(26)	(24)	1	(23)
Earnings (loss) from continuing operations	68	(7)	61	(35)	87	52
Earnings from discontinued operations, net of tax	1	(1)	—	28	(28)	—
Loss on sale of discontinued operations, net of tax	(9)	9	—	(149)	149	—
Net earnings (loss)	$60	$1	$61	$(156)	$208	$52
Basic per share information:
Earnings (loss) from continuing operations, net of tax	$0.73		$0.66	$(0.36)		$0.53
Earnings from discontinued operations, net of tax	0.01		—	0.29		—
Loss on sale of discontinued operations, net of tax	(0.10)		—	(1.52)		—
Net earnings (loss)	$0.64		$0.66	$(1.59)		$0.53
Diluted per share information:
Earnings (loss) from continuing operations, net of tax	$0.72		$0.65	$(0.36)		$0.52
Earnings from discontinued operations, net of tax	0.01		—	0.29		—
Loss on sale of discontinued operations, net of tax	(0.10)		—	(1.52)		—
Net earnings (loss)	$0.63		$0.65	$(1.59)		$0.52
Weighted average shares outstanding - Basic	92.9		92.9	98.1		98.1
Weighted average shares outstanding - Diluted	94.3		94.3	98.1		99.3
Managed Basis Adjustments consist of the following:
Environmental Reserve		$—			$21
UK pension benefit matter		(4)			(2)
Other non-recurring charges		1			—
Accelerated recognition of asset retirement obligation		1			2
Accelerated depreciation of property, plant and equipment		4			1
Facility closures, severance and related costs		6			28
Loss on early extinguishment of debt		—			50
Release of translation adjustment from liquidation of entities		—			(15)
Reorganization items, net		1			1
Pre-tax		9			86
Adjustment to apply a Managed Basis effective tax rate		(16)			1
Earnings from discontinued operations, net of tax		(1)			(28)
Loss on sale of discontinued operations, net of tax		9			149
After-tax		$1			$208
Adjusted EBITDA consists of the following:
Operating income - GAAP			$109			$74
Environmental Reserve			—			21
UK pension benefit matter			(4)			(2)
Other non-recurring charges			1			—
Accelerated recognition of asset retirement obligation			1			2
Accelerated depreciation of property, plant and equipment			4			1
Facility closures, severance and related costs			6			28
Operating income - Managed Basis			117			124
Depreciation and amortization - Managed Basis			73			75
Non-cash stock-based compensation expense			10			11
Adjusted EBITDA			$200			$210

CHEMTURA CORPORATION
GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited)
(In millions of dollars)

	Quarter ended September 30, 2014			Quarter ended September 30, 2013
	GAAP Historical	Managed Basis Adjustments	Managed Basis	GAAP Historical	Managed Basis Adjustments	Managed Basis
NET SALES
Industrial Performance Products	$247	$—	$247	$242	$—	$242
Industrial Engineered Products	198	—	198	208	—	208
Chemtura AgroSolutions	113	—	113	119	—	119
Total net sales	$558	$—	$558	$569	$—	$569
OPERATING INCOME
Industrial Performance Products	$28	$—	$28	$24	$2	$26
Industrial Engineered Products	5	1	6	1	—	1
Chemtura AgroSolutions	20	—	20	24	—	24
Segment operating income	53	1	54	49	2	51
General corporate expense, including amortization	(18)	(4)	(22)	(19)	1	(18)
Facility closures, severance and related costs	—	—	—	(3)	3	—
Total operating income	$35	$(3)	$32	$27	$6	$33
Managed Basis Adjustments consist of the following:
UK pension benefit matter		$(4)			$—
Accelerated recognition of asset retirement obligation		1			2
Accelerated depreciation of property, plant and equipment		—			1
Facility closures, severance and related costs		—			3
		$(3)			$6
DEPRECIATION AND AMORTIZATION
Industrial Performance Products	$7	$—	$7	$7	$—	$7
Industrial Engineered Products	11	—	11	10	—	10
Chemtura AgroSolutions	2	—	2	3	—	3
General corporate expense	4	—	4	4	(1)	3
Total depreciation and amortization	$24	$—	$24	$24	$(1)	$23
NON-CASH STOCK-BASED COMPENSATION EXPENSE
Industrial Performance Products			$—			$—
Industrial Engineered Products			—			—
Chemtura AgroSolutions			1			1
General corporate expense			2			2
Total non-cash stock-based compensation expense			$3			$3
Adjusted EBITDA by Segment:
Industrial Performance Products			$35			$33
Industrial Engineered Products			17			11
Chemtura AgroSolutions			23			28
General corporate expense			(16)			(13)
Adjusted EBITDA			$59			$59

CHEMTURA CORPORATION
GAAP and Managed Basis Segment Net Sales and Operating Income (Unaudited)
(In millions of dollars)

	Nine months ended September 30, 2014			Nine months ended September 30, 2013
	GAAP Historical	Managed Basis Adjustments	Managed Basis	GAAP Historical	Managed Basis Adjustments	Managed Basis
NET SALES
Industrial Performance Products	$753	$—	$753	$737	$—	$737
Industrial Engineered Products	616	—	616	608	—	608
Chemtura AgroSolutions	354	—	354	342	—	342
Total net sales	$1,723	$—	$1,723	$1,687	$—	$1,687
OPERATING INCOME
Industrial Performance Products	$81	$4	$85	$84	$2	$86
Industrial Engineered Products	17	2	19	34	—	34
Chemtura AgroSolutions	78	—	78	69	—	69
Segment operating income	176	6	182	187	2	189
General corporate expense, including amortization	(61)	(4)	(65)	(85)	20	(65)
Facility closures, severance and related costs	(6)	6	—	(28)	28	—
Total operating income	$109	$8	$117	$74	$50	$124
Managed Basis Adjustments consist of the following:
Environmental reserves		$—			$21
UK pension benefit matter		(4)			(2)
Other non-recurring charges		1			—
Accelerated recognition of asset retirement obligation		1			2
Accelerated depreciation of property, plant and equipment		4			1
Facility closures, severance and related costs		6			28
		$8			$50
DEPRECIATION AND AMORTIZATION
Industrial Performance Products	$26	$(4)	$22	$20	$—	$20
Industrial Engineered Products	32	—	32	33	—	33
Chemtura AgroSolutions	7	—	7	9	—	9
General corporate expense	12	—	12	14	(1)	13
Total depreciation and amortization	$77	$(4)	$73	$76	$(1)	$75
NON-CASH STOCK-BASED COMPENSATION EXPENSE
Industrial Performance Products			$1			$1
Industrial Engineered Products			1			1
Chemtura AgroSolutions			1			1
General corporate expense			7			8
Total non-cash stock-based compensation expense			$10			$11
Adjusted EBITDA by Segment:
Industrial Performance Products			$108			$107
Industrial Engineered Products			52			68
Chemtura AgroSolutions			86			79
General corporate expense			(46)			(44)
Adjusted EBITDA			$200			$210